Exhibit 99.1

NEWS RELEASE

Cardtronics Appoints Chief Financial Officer

West transitioning to CEO role; Gary Ferrera named new CFO

HOUSTON, Nov. 17, 2017 — Cardtronics plc (Nasdaq:CATM) today announced the appointment of Gary W. Ferrera as Chief Financial Officer, effective November 28, 2017. Ferrera will succeed Edward H. West as CFO, as West will assume the role of Chief Executive Officer upon current CEO Steve Rathgaber’s retirement at the end of 2017, as previously announced.

“Gary brings to Cardtronics more than 20 years of leadership experience in corporate finance and corporate development, including most recently CFO tenures with technology, hospitality and media companies, both public and private,” said West. “Having earned a reputation for delivering growth and performance in complex operating and market environments, Gary’s demonstrated financial stewardship is well-suited to helping Cardtronics realize its next stage of growth in an evolving financial services industry.”

Ferrera joins Cardtronics from DigitalGlobe, Inc., where he served as Chief Financial Officer since early 2015. Previously serving in that same capacity for Intrawest Resorts, Great Wolf Resorts, National CineMedia, and Unity Media, Ferrera’s career as a CFO is notable for overseeing periods of rapid growth, mergers and acquisitions, initial public offerings, along with cost-efficient operating and capital structures and tax efficiency. Prior to his CFO positions, Ferrera developed his M&A and capital markets expertise with Citigroup and Bear Stearns. Ferrera also has international tax consultant experience while with Arthur Andersen.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work, and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs, and the customers they share. Cardtronics provides services to approximately 238,000 ATMs in North America, Europe, Asia-Pacific, and Africa. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers, or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations	Investor Relations
Nick Pappathopoulos	Phillip Chin
Director – Public Relations	EVP Corporate Development & Investor Relations
832-308-4396	832-308-4975
npappathopoulos@cardtronics.com	ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.

All other trademarks are the property of their respective owners.

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